EXHIBIT 99.1

Planar Reports Q4 and Fiscal 2004 Results,

Announces Management Appointment

BEAVERTON, Ore. – October 20, 2004 – Sales in the fourth quarter of fiscal 2004 for Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, were $68.0 million, up 2 percent versus the prior quarter but down almost 6 percent from last year’s record fourth quarter sales. Net income per diluted share was $0.19 in the fourth quarter, which compares to $0.18 in the prior quarter and $0.30 a year ago.

Fiscal 2004 results totaled $256.2 million in sales and $0.62 in net income per diluted share, versus $251.9 million and $1.04, respectively, in fiscal 2003.

“The company rebounded from unprecedented challenges in fiscal 2004, grew market share in key markets and delivered another string of four profitable quarters,” said Balaji Krishnamurthy, Planar’s chairman, president and CEO. “Most important for the future, the company remains well positioned in its core markets and we’re working on seizing additional market opportunities to build profitable growth over the long run.”

Planar is also announcing today the appointment of vice president and chief financial officer Steve Buhaly to the additional role of chief operating officer, effective November 1, 2004. In this capacity, Buhaly will be responsible for the ongoing operations of the company, with segment general managers and certain functions reporting to him. Foremost among the benefits of the change, Krishnamurthy’s focus will be more fully directed to setting and refining the company’s long-term strategy and running its entrepreneurial initiatives. Buhaly will remain Planar’s CFO until the naming of a replacement, who will report directly to Krishnamurthy.

“This change in management responsibilities aligns with the need of the company to place a greater emphasis on generating profitable growth, and it best leverages Steve’s and my strengths,” said Krishnamurthy. “For four years Steve has made tremendous contributions as a hands-on and collaborative CFO, and the rest of the board and I have confidence in his ability to successfully run the company’s operations in a way that delivers on metrics and builds value. Meanwhile, I’ll be devoting more of my time to steering Planar to provide complete, market-focused solutions for the numerous opportunities catalyzed by display proliferation.”

In the fourth quarter, sharp drops in market prices for the company’s high-volume products led to a decline in gross margin to 21.0 percent of sales, down from the previous quarter’s gross margin of 23.0 percent. Operating margin amounted to 3.6 percent of sales in the fourth quarter, down from 5.6 percent in the previous quarter.

Planar’s medical business delivered quarterly sales of $22.7 million, up about 6 percent over a year ago and up more than 12 percent over the previous quarter. The company’s strategy of aggressively increasing the affordability and availability of its complete suite of medical display solutions has generated strong sales growth and significant gains in share of the digital imaging market.

Sales in the company’s commercial business unit were $31.2 million, down 12 percent versus the record quarter a year ago and down 7 percent sequentially. A rapid shift from scarcity to surplus of display-panel supplies triggered an unplanned buildup of inventory during the quarter, much of which was then sold at sub-par margins.

Industrial segment sales in the fourth quarter were $14.2 million, down almost 8 percent compared to last year but up more than 8 percent sequentially. General improvement in economic conditions for Planar’s OEM customers has stabilized sales in the company’s mature line of display components, while new products aimed at the retail environment were launched this past quarter and have received significant validation in the marketplace.

“We’re working to penetrate the front office of retail environments with our new, breakthrough products that deliver the benefits of interactive technology to shoppers’ fingertips,” said Krishnamurthy.

Planar’s fourth quarter sales outside the U.S. were 13 percent of the total, down from 14 percent in both the third quarter and the previous year’s fourth quarter. Backlog moved down to $48.3 million during the quarter due to normal order fluctuations.

The company recorded a non-recurring benefit against operating expenses from better-than-expected resolution of lease obligations and equipment sales stemming from the 2003 closure of its Oregon EL plant. In non-operating income, the sale of Planar’s share in a display technology company was partially offset by a further reduction in the carrying value of Planar’s investment in a Taiwanese manufacturing company. A purchase of development-stage software was recorded in R&D, and the reserve for bad debt was increased, both negatively impacting operating expense during the quarter. The impact during the fourth quarter of these items above, along with warranty and inventory reserve adjustments, netted to a benefit equivalent to approximately 1 cent in net income per diluted share.

Tax expense was significantly less than expected in the fourth quarter, due to a favorable tax ruling and a normal end-of-year computation that reduced the company’s full-year tax rate to 28 percent.

The company’s cash position ended the quarter at $30.3 million, down $6.5 million versus the prior quarter primarily due to a short-term reduction in accounts payable and increases in inventories. During fiscal 2004 the company reduced total debt and capital leases from more than $15 million to about $1.0 million. Planar’s cash generation has benefited from reliable profitability and capital expenditures below depreciation and amortization.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

“Emerging opportunities worldwide present a compelling proposition for a company with Planar’s unique strengths, but significant expenditures will be required in the coming year for us to become better positioned,” said Krishnamurthy. “Planned, incremental increases in operating expenses will serve to further penetrate European and Asian markets, accelerate development of new software-rich products and services, and support employee retention through anticipated resumption of variable compensation payments, all of which will constrain profitability in fiscal 2005.”

Krishnamurthy concluded, “I’m convinced that to optimize future profitable growth, beyond what our current activities can generate, making such investments this year is the best course and will maximize long-term shareholder value.”

The company’s current expectations for the first quarter of fiscal 2005, ending December 31, 2004, are as follows:

•	Sales of approximately $65 million, of which commercial segment sales are expected to comprise about half

•	Gross margins of about 23 percent of sales

•	Operating income of approximately 1 percent of sales

•	Effective tax rate of about 34 percent

•	Net income between breakeven and $0.05 per diluted share, assuming average shares outstanding of 15 million

Results of operations and the business outlook will be discussed by Krishnamurthy and Buhaly in a conference call today, October 20, 2004, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay for at least two weeks. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. is one of the world’s most accomplished providers of flat-panel displays with more than 20-years expertise in flat-panel innovation. The company provides the most dependable display solutions for demanding applications in industrial, medical, commercial and consumer markets. Planar’s customers depend on its award-winning displays in mission-critical moments, from making split-second medical decisions to catching late-breaking headlines. Founded in 1983, Planar is a global company with headquarters in Oregon. For more information, please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	(unaudited) Three months ended		Year ended
	Sept. 24, 2004	Sept. 26, 2003	Sept. 24, 2004	Sept. 26, 2003
Sales	$68,020	$72,210	$256,196	$251,927
Cost of sales	53,709	52,015	196,831	175,587

Gross profit	14,311	20,195	59,365	76,340

Operating expenses:
Research and development, net	2,925	2,631	10,737	11,142
Sales and marketing	4,917	4,966	18,146	19,651
General and administrative	3,985	3,698	15,586	17,158
Amortization of intangible assets	648	708	2,732	2,832
Impairment, restructuring and in-process research and development charges	(640)	495	(640)	495

Total operating expenses	11,835	12,498	46,561	51,278

Income from operations	2,476	7,697	12,804	25,062

Non-operating income (expense):
Interest, net	(11)	(180)	(444)	(1,264)
Foreign exchange, net	(138)	103	(29)	(40)
Other, net	779	15	471	21

Net non-operating income (expense)	630	(62)	(2)	(1,283)

Income before income taxes	3,106	7,635	12,802	23,779
Provision for income taxes	324	3,087	3,524	8,577

Net income	$2,782	$4,548	$9,278	$15,202

Basic net income per share	$0.19	$0.32	$0.64	$1.08

Average shares outstanding—basic	14,638	14,286	14,597	14,016

Diluted net income per share	$0.19	$0.30	$0.62	$1.04

Average shares outstanding—diluted	14,791	14,983	14,860	14,572

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Sept. 24, 2004	Sept. 26, 2003
ASSETS

Current assets:
Cash and cash equivalents	$30,265	$37,424
Accounts receivable	31,221	37,148
Inventories	51,802	39,255
Other current assets	11,005	11,536

Total current assets	124,293	125,363

Property, plant and equipment, net	17,860	19,898
Goodwill	49,001	49,001
Intangible assets	7,815	10,547
Other assets	7,455	5,027

	$206,424	$209,836

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,946	$20,076
Accrued compensation	3,007	5,560
Current portion of long-term debt and capital leases	193	12,373
Deferred revenue	1,413	410
Other current liabilities	9,114	13,498

Total current liabilities	33,673	51,917

Long-term debt and capital leases, less current portion	847	3,217
Other long-term liabilities	6,376	3,863

Total liabilities	40,896	58,997

Shareholders’ equity:
Common stock	130,924	126,947
Retained earnings	39,786	30,621
Accumulated other comprehensive loss	(5,182)	(6,729)

Total shareholders’ equity	165,528	150,839

	$206,424	$209,836

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

	(unaudited) Three months ended		Year ended
	Sept. 24, 2004	Sept. 26, 2003	Sept. 24, 2004	Sept. 26, 2003
Cash flows from operating activities:

Net income	$2,782	$4,548	$9,278	$15,202
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	2,182	2,134	8,882	9,757
Impairment, restructuring and in-process research and development charges	(640)	495	(640)	495
Deferred taxes	3,478	1,306	3,478	1,279
Tax benefit of stock options exercised	338	2,697	338	2,697
Gain on investments, net	(755)	—	(379)	—
(Increase) decrease in accounts receivable	(479)	(6,858)	6,199	(6,401)
Increase in inventories	(2,472)	(10,666)	(12,145)	(10,328)
Decrease in other current assets	3,454	177	1,156	603
Increase (decrease) in accounts payable	(7,220)	8,500	(511)	13,917
Decrease in accrued compensation	(1,641)	(1,567)	(2,859)	(359)
Increase (decrease) in deferred revenue	91	80	906	(199)
Increase (decrease) in other current liabilities	(6,733)	(1,621)	(6,520)	2,067

Net cash provided by (used in) operating activities	(7,615)	(775)	7,183	28,730

Cash flows from investing activities:
Purchase of property, plant and equipment	(554)	(864)	(5,155)	(2,702)
Proceeds from sale of investment	1,000	—	1,000	—
Increase in other long-term liabilities	—	99	—	(57)
(Increase) decrease in long-term assets	29	(96)	(99)	330

Net cash provided by (used in) investing activities	475	(861)	(4,254)	(2,429)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(46)	(12,024)	(21,486)	(35,615)
Proceeds from long-term debt	—	—	6,936	—
Stock repurchase	—	(357)	(113)	(519)
Net proceeds from issuance of capital stock	32	3,078	3,639	6,730

Net cash used in financing activities	(14)	(9,303)	(11,024)	(29,404)

Effect of exchange rate changes	656	1,018	936	3,076

Net decrease in cash and cash equivalents	(6,498)	(9,921)	(7,159)	(27)

Cash and cash equivalents at beginning of period	36,763	47,345	37,424	37,451

Cash and cash equivalents at end of period	$30,265	$37,424	$30,265	$37,424